Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-30951, 333-34111, 333-39448, 333-47129, 333-72155, 333-38138, 333-55112, 333-82096, 333-89738, 333-102871, 333-106679, 333-112701, 333-115995, 333-123196, 333-132916, 333-141737, 333-194120, 333-194122, 333-195734 and 333-204036 of Heska Corporation and subsidiaries (the “Company”) on Form S-8, of our report dated March 15, 2016 relating to the consolidated financial statements of the Company, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the caption “Experts” in the Registration Statements.

EKS&H LLLP

March 15, 2016
Boulder, Colorado